UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 20, 2015

Commission file number: 001-35653

Sunoco LP

(Exact name of registrant as specified in its charter)

Delaware	30-0740483
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

555 East Airtex Drive

Houston, TX 77073

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (832) 234-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Indenture

On July 20, 2015, Sunoco LP (the “Partnership”) and Sunoco Finance Corp. (“SUN Finance” and, together with the Partnership, the “Issuers”) completed the previously announced notes offering (the “Offering”) of $600 million aggregate principal amount of their 5.500% Senior Notes due 2020 (the “Notes”). The Issuers received net proceeds of approximately $493.5 million from the Offering, after deducting the initial purchasers’ discount and commissions and estimated offering expenses, and the Partnership expects to use such net proceeds to fund a portion of the cash consideration for the Partnership’s previously announced acquisition of Susser Holdings Corporation.

The terms of the Notes are governed by an indenture dated July 20, 2015 (the “Indenture”), among the Issuers, the Guarantors (as defined herein) and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will mature on August 1, 2020 and interest on the Notes is payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2016.

The Notes are senior obligations of the Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries that guarantee the Partnership’s obligations under its revolving credit facility (the “Guarantors”). The Notes and guarantees are unsecured and rank equally with all of the Issuers’ and each Guarantor’s existing and future senior obligations. The Notes are senior in right of payment to any of the Issuers’ and each Guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the Notes and guarantees. The Notes and guarantees are effectively subordinated to the Issuers’ and each Guarantor’s secured obligations, including obligations under the Partnership’s revolving credit facility, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the Notes.

The Issuers may, at their option, redeem some or all of the Notes at any time on or after August 1, 2017, at the redemption prices specified in the Indenture. Prior to such time, the Issuers may redeem some or all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed, plus the “applicable premium” and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, before August 1, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes with an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price specified in the Indenture.

Upon the occurrence of a Change of Control (as defined in the Indenture) event, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days after the consummation of the transaction, the Issuers may be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. Additionally, if the Partnership sells certain assets and does not apply the proceeds from the sale in a certain manner, the Issuers must use certain excess proceeds to offer to repurchase the Notes at 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The Indenture contains customary events of default (each an “Event of Default”), including the following:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Partnership or any Guarantor to comply with their obligations to make or consummate a change of control offer or asset sale offer or to comply with any of their agreements or covenants relating to merger, consolidation or sale of assets; provided that such failure (other than one involving failure to make or consummate a change of control offer) will not constitute an Event of Default for 30 days if such failure is capable of cure;

(4) failure by the Partnership for 180 days after notice to comply with its obligations to furnish the holders of Notes and the Trustee certain reports;

(5) failure by the Partnership or any Guarantor for 60 days after written notice to comply with their other covenants or agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Partnership or any of its restricted subsidiaries (or the payment of which is guaranteed by the Partnership or any of its restricted subsidiaries) whether the indebtedness or guarantee now exists, or is created after the issue date of the Notes, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on the indebtedness prior to the expiration of the grace period provided in the indebtedness on the date of the default (a “Payment Default”) or (B) results in the acceleration of the indebtedness prior to its express maturity, and, in each case, the principal amount of any of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more, subject to certain exceptions;

(7) failure by the Issuers or the Partnership’s restricted subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted under the Indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization of the Issuers or any of the Partnership’s significant subsidiaries or any group of the Partnership’s restricted subsidiaries that, taken together, would constitute a significant subsidiary.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest on all of the Notes will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to the Issuers or any of the Partnership’s significant subsidiaries or any group of the Partnership’s restricted subsidiaries that, taken together, would constitute a significant subsidiary, occurs and is continuing, all outstanding Notes will become due and payable immediately without further action or notice on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Registration Rights Agreement

In connection with the Offering, the Issuers and the Guarantors entered into a registration rights agreement with Credit Suisse Securities (USA) LLC (“Credit Suisse”), as representative of the initial purchasers, dated July 20, 2015 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors have agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) so that holders of the Notes can exchange the Notes for registered notes (the “Exchange Notes”) with substantially identical terms as the Notes and evidencing the same indebtedness as the Notes. In addition, the Issuers and the Guarantors have agreed to exchange the guarantees related to the Notes for registered guarantees having substantially the same terms as the original guarantees. The Issuers and the Guarantors will use reasonable efforts to cause the exchange to be completed within 365 days of July 20, 2015 (the “Exchange Date”), and if they cannot effect the exchange offer within such period or in certain other circumstances, they will use reasonable best efforts to cause a shelf registration statement for the resale of the Notes to become effective. If the Issuers and the Guarantors fail to satisfy these obligations on a timely basis, an additional 0.25% of interest will accrue on the Notes for the first 90-day period following the Exchange Date and an additional 0.25% of interest for each additional 90-day period that elapses until the exchange offer is completed or the shelf registration statement is declared (or becomes) effective, as applicable, up to a maximum of 1.00% per year over 5.500%.

The above descriptions of the Indenture and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the full text of the Indenture and the Registration Rights Agreement, which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively and are incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 under the heading “Indenture” is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

4.1	Indenture, dated as of July 20, 2015, by and among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of July 20, 2015, among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP

	By:	SUNOCO GP LLC, its General Partner

Date: July 21, 2015	By:	/s/ Clare P. McGrory
	Name:	Clare P. McGrory
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SUNOCO LP

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit Number	Description

4.1	Indenture, dated as of July 20, 2015, by and among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of July 20, 2015, among Sunoco LP, Sunoco Finance Corp., the Guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers named therein.